Exhibit 23.3

[LETTERHEAD OF DAVIES WARD PHILLIPS & VINEBERG LLP]

August 6, 2013

Barrick Gold Corporation Brookfield Place, TD Canada Trust Tower Suite 3700 161 Bay Street, P.O. Box 212 Toronto, Ontario M5J 2S1	Barrick North America Finance LLC 136 East South Temple Suite 1800 Salt Lake City, Utah 84111-1134

Dear Sirs/Mesdames:

Registration Statement on Form F-10 and Form S-4 for Barrick Gold Corporation and Barrick North America Finance LLC

We have acted as Canadian counsel to Barrick Gold Corporation and Barrick North America Finance LLC (the “Registrants”) in connection with the registration statement on Form F-10 and Form S-4 (the “Registration Statement”) being filed today by the Registrants with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to under the headings “Enforceability of Certain Civil Liabilities”, “Description of the Notes and Guarantees – Enforceability of Judgments” and “Validity of Notes and Guarantees” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement. We also acknowledge that our opinion dated August 6, 2013 addressed to Barrick Gold Corporation is being filed as an exhibit to the Registration Statement and we hereby consent to the filing of such opinion as an exhibit to the Registration Statement.

In giving the consents above, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP